Exhibit 4.2

FIRST AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT
OF
BETTER CHOICE COMPANY INC.

THIS FIRST AMENDMENT to the Registration Rights Agreement (this “Amendment”), dated as of ______, 2020, is entered into by and among Better Choice Company Inc., a Delaware corporation (the “Company”) and the stockholders of the Company who have executed signature pages hereto (collectively, the “Stockholders” and, together with the Company, the “Parties”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement (as defined below).

WHEREAS, the Company and certain investors named in the Subscription Agreements, dated November 4, 2019, by and among the Company and the investors identified on the signature pages thereto, are parties to that certain Registration Rights Agreement, dated as of November 4, 2019 (the “Registration Rights Agreement”);

WHEREAS, Section 7(a) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended only by a writing signed by the Company and the Investors holding a majority of the Registrable Securities outstanding from time to time; and

WHEREAS, the Company and the Stockholders wish to amend the Registration Rights Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.          Amendments to Section 1.

(a)	The definition of “Convertible Notes” in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Convertible Notes” means, collectively, the subordinated convertible notes (as amended and restated January 6, 2020) delivered to the Investors at the Closing in accordance with Section 3, which Convertible Notes shall bear interest at a rate of 10.0% per annum from the date of issue, payable quarterly.

(b)	The definition of “Warrants” in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Warrants” means the warrants (as amended and restated January 6, 2020) acquired by the Investors pursuant to the Subscription Agreements.

2.          Amendment to Section 2(a)(i).  Section 2(a)(i) is hereby amended and restated to read as follows:

“The Company shall take commercially reasonable efforts to prepare and file with the SEC one Registration Statement covering the resale of all of the Registrable Securities by March 31, 2020 (the “Filing Deadline”) which, for the avoidance of doubt, may also register the sale of primary securities. Subject to any SEC comments, such Registration Statement shall include the plan of distribution, substantially in the form and substance, set forth in each Investor’s Selling Stockholder Questionnaire. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Upon request, such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors prior to its filing or other submission.”

3.          No Further Effect.  Except as amended hereby, all terms and provisions of the Registration Rights Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the Parties. All references in the Registration Rights Agreement to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import shall refer to the Registration Rights Agreement, as amended hereby.  In the event of any conflict between the provisions of this Amendment and the Registration Rights Agreement, the provisions of this Amendment shall control.

4.         Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A signature delivered by facsimile, pdf, electronic mail or other electronic means shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.  The Parties shall not raise the use of facsimile machine, pdf, electronic mail or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine, pdf, electronic mail or other electronic means as a defense to the formation or enforceability of a contract and each of the Parties forever waives any such defense.

5.         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

BETTER CHOICE COMPANY INC.

By:
Name:	Damian Dalla-Longa
Title:	Chief Executive Officer

[Signature Page to First Amendment to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

STOCKHOLDERS:

By:

[Signature Page to First Amendment to Registration Rights Agreement]